As filed with the Securities and Exchange Commission on April 19, 2002.
                                                    Registration No. 333-

===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -----------------------------
                                    Form S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         -----------------------------

                                    TXU CORP.
             (Exact name of registrant as specified in its charter)

                  TEXAS
             (State or other                            75-2669310
              jurisdiction                          (I.R.S. Employer
           of incorporation or                     Identification No.)
              organization)

              ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201
               (Address of Principal Executive Offices) (Zip Code)

                         -----------------------------

                     TXU AUSTRALIA EMPLOYEE SHARE PLAN
                          (Full title of the Plan)

                         -----------------------------

ROBERT A. WOOLDRIDGE, ESQ.   PETER B. TINKHAM, ESQ.   ROBERT J. REGER, JR., ESQ.
    Hunton & Williams        Secretary and Assistant  Thelen Reid & Priest LLP
    1601 Bryan Street               Treasurer            40 West 57th Street
   Dallas, Texas 75201            Energy Plaza        New York, New York 10019
      (214) 979-3000            1601 Bryan Street          (212) 603-2000
                               Dallas, Texas 75201
                                 (214) 812-4600

                    (Names, addresses and telephone numbers,
                  including area codes, of agents for service)


                         CALCULATION OF REGISTRATION FEE

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                                           PROPOSED      PROPOSED
                                            MAXIMUM       MAXIMUM    AMOUNT OF
  TITLE OF SECURITIES       AMOUNT TO      OFFERING      AGGREGATE  REGISTRATION
    TO BE REGISTERED           BE            PRICE       OFFERING       FEE
                          REGISTERED(1)  PER SHARE(2)    PRICE(2)

--------------------------------------------------------------------------------
Common Stock, without    100,000 shares     $54.095     $5,409,500      $498
par value
--------------------------------------------------------------------------------
Rights to Purchase       100,000 rights      N/A(3)        N/A(3)       N/A(3)
Series A Preference
Stock
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(1)In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (Securities Act), this registration statement also covers any additional securities to be offered or issued as a result of a stock split, stock dividend or similar transaction.

(2)Estimated, pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee (based on the average ($54.095 per share) of the highest and the lowest sale price of TXU Corp.'s common stock on the NYSE composite tape on April 15, 2002).

(3)The rights to purchase Series A Preference Stock will trade with the common stock. The value attributable to the rights to purchase Series A Preference Stock, if any, is reflected in the market price of the common stock. No separate consideration will be received for the rights to purchase Series A Preference Stock.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by TXU Corp. (Company) with the Securities and Exchange Commission under File No. 1-12833 pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), are incorporated by reference in this registration statement.

            (a) Annual Report of the Company on Form 10-K for the year ended December 31, 2001.

            (b)   Current Report of the Company on Form 8-K dated January 16,
      2002.

            (c) Description of the Company's common stock contained in the Company's registration statement on Form 8-A/A, dated August 12, 1997, and any amendment thereto or report filed for the purpose of updating such description.

            (d) Description of the Company's rights to purchase Series A Preference Stock contained in the Company's registration statement on Form 8-A, dated February 26, 1999, and any amendment thereto or report filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      At December 31, 2001, the fair market value of securities of the Company and its subsidiaries owned by attorneys at each of the firms of Hunton & Williams and Thelen Reid & Priest LLP participating in the representation of the registrant in connection with the preparation of this registration statement was approximately $437,000 and $196,000, respectively. Robert A. Wooldridge, a partner at Hunton & Williams, is a member of the governing board of certain subsidiaries of the Company. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing board of certain subsidiaries of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article IX of the Amended and Restated Articles of Incorporation of the Company provides as follows:

          The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

          No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

          The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time.

      Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

      Article X of the Amended and Restated Articles of Incorporation of the Company provides as follows:

          A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

                  (a) a breach of the director's duty of loyalty to the Corporation or its shareholders;

                  (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                  (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                  (d) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

     Section 22 of the Restated Bylaws of the Company provides as follows:

          Section 22. Insurance, Indemnification and Other Arrangements. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 22 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification.

       The Company has entered into agreements with its directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee.

      The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8.  EXHIBITS.

      The list of exhibits under the heading INDEX TO EXHIBITS on page II-7 of this registration statement is incorporated in this Item 8 by reference.

ITEM 9.     UNDERTAKINGS.

       (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             POWER OF ATTORNEY

      Each director and/or officer of TXU Corp. whose signature appears below hereby appoints the Agents for Service named in this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of April, 2002.

                                    TXU CORP.

                                    By:         /s/ Erle Nye
                                         -----------------------------------
                                          (Erle Nye, Chairman of the Board
                                          and Chief Executive)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                Signature                        Title               Date
                ---------                        -----               ----

               /s/ Erle Nye                Principal
------------------------------------------ Executive Officer
    (Erle Nye, Chairman of the Board       and Director
          and Chief Executive)

         /s/ Michael J. McNally            Principal Financial
------------------------------------------ Officer
   (Michael J. McNally, Executive Vice
           President and Chief
           Financial Officer)

           /s/ Biggs C. Porter             Principal
------------------------------------------ Accounting
    (Biggs C. Porter, Controller and       Officer
                Principal
           Accounting Officer)

           /s/ Derek C. Bonham             Director
------------------------------------------
            (Derek C. Bonham)

           /s/ J.S. Farrington             Director
------------------------------------------
            (J.S. Farrington)

         /s/ William M. Griffin            Director             April 19, 2002
------------------------------------------
          (William M. Griffin)

            /s/ Kerney Laday               Director
------------------------------------------
             (Kerney Laday)

           /s/ Jack E. Little              Director
------------------------------------------
            (Jack E. Little)

          /s/ Margaret N. Maxey            Director
------------------------------------------
           (Margaret N. Maxey)

         /s/ J. E. Oesterreicher           Director
------------------------------------------
          (J. E. Oesterreicher)

          /s/ Charles R. Perry             Director
------------------------------------------
           (Charles R. Perry)

        /s/ Herbert H. Richardson          Director
------------------------------------------
         (Herbert H. Richardson)

                             INDEX TO EXHIBITS

           PREVIOUSLY FILED*
           -----------------
           WITH
           FILE        AS
EXHIBIT    NUMBER      EXHIBIT
-------    ------      -------

4(a)       333-79221    4(a)  -   Amended and Restated Articles of Incorporation
                                  of the Company.

4(b)       1-12833         3  -   Articles of Amendment to the Amended and
           Form 8-K               Restated Articles of the Company
           (filed
            May 16,
            2000)

4(c)       333-37652    4(b)  -   Restated Bylaws of the Company, as amended.

4(d)       1-12833         1  -   Rights Agreement, dated as of February 19,
           Form 8-A               1999, between the Company and The Bank of New
           (filed                 York, which includes as Exhibit A thereto the
           Feb. 26,               form of Statement of Resolution Establishing
           1999)                  the Series A Preference Stock, Exhibit B
                                  thereto the form of a Right Certificate and Exhibit C thereto the Summary of Rights to Purchase Series A Preference Stock.

4(e)       1-12833      3(b)  -   Statement of Resolution Establishing Flexible
           Form 10-Q              Money Market Cumulative Preference Stock
           for the                Series B of the Company.
           quarter
           ended
           June 30,
           2000

4(f)       333-49434          -   Statement of Resolution Establishing
           333-49434-014(d)       Mandatorily Convertible Single Reset
           333-49434-02           Preference Stock, Series C of the Company.

5(a)                          -   Opinion of Thelen Reid & Priest LLP.

5(b)                          -   Opinion of Hunton & Williams.

23(a)                         -   Consent of Deloitte & Touche LLP.

23(b)                         -   Consents of Thelen Reid & Priest LLP and
                                  Hunton & Williams are contained in
                                  Exhibits 5(a) and 5(b), respectively.

24                            -   Power of Attorney (see page II-5).
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* Incorporated herein by reference.